Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of Surface Oncology, Inc. of our report dated March 5, 2018, except for the effects of the reverse stock split discussed in Note 18 to the consolidated financial statements, as to which the date is April 9, 2018, relating to the financial statements, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 9, 2018